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                                                                    Exhibit 4(c)



                               BRUSH WELLMAN INC.
                             17876 ST. CLAIR AVENUE
                              CLEVELAND, OHIO 44110


                                  May 16, 2000


National City Bank, N.A.
Corporate Trust Administration
629 Euclid Avenue, Suite 635
Cleveland, Ohio  44114


       Attention: Vice President - Administration


                     Re: Amendment No. 1 to Rights Agreement
                         -----------------------------------


Ladies and Gentlemen:


            Pursuant to Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of January 27, 1998, between Brush Wellman Inc. (the "Company"), and National City Bank, N.A., as rights agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

            i.         Section 1(l) of the Rights Agreement is hereby amended
                  and restated in its entirety as follows:

            "(l) "Expiration Date" means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)."

            ii.        Section 1(p) of the Rights Agreement is hereby amended by
                  adding the following new Section 1(pp) immediately thereafter:

            (pp) "MERGER AGREEMENT" means the Agreement Of Merger, dated as of May 16, 2000, among Brush Merger Co., an Ohio corporation ("Merger Co."), the Company, and Brush Engineered Materials Inc., an Ohio corporation ("Holding Company").

            iii.       Section 1 of the Rights Agreement is hereby amended by
                  adding the following new paragraph at the end of that Section:

                  Notwithstanding anything in this Agreement to the contrary, none of Merger Co., Holding Company, any of their Affiliates or
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            Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement.

            iv.        The Rights Agreement shall not otherwise be supplemented
                  or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

            v.         Capitalized terms used without other definition in this
                  Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

            vi.        This Amendment No. 1 to the Rights Agreement shall be
                  deemed to be a contract made under the internal substantive laws of the State of Ohio and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

            vii.       This Amendment No. 1 to the Rights Agreement may be
                  executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            viii.      This Amendment No. 1 to the Rights Agreement shall be
                  effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
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            ix.        Exhibits B and C to the Rights Agreement shall be deemed
                  amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.


                                        Very truly yours,


                                        Brush Wellman Inc.


                                        By: /s/ Michael C. Hasychak
                                            ------------------------------------
                                            Name: Michael C. Hasychak
                                            Title: Secretary



Accepted and agreed to as of the effective time specified above:

National City Bank, N.A.


By: /s/ Laura S. Kress
    ------------------------------------
    Name: Laura S. Kress
    Title: Vice President